UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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EVERTEC, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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We are filing these additional soliciting materials to request the support of our stockholders at the 2015 Annual Meeting of Stockholders by voting in accordance with the recommendation of our Board of Directors (the “Board”), in particular with respect to the election of Néstor O. Rivera to the Board. We understand that ISS has recommended that stockholders cast a “withhold” vote for Mr. Rivera because he attended fewer than 75% of the meetings of the Board.

Mr. Rivera has been a member of the Board since 2012, and brings valuable experience in sales, marketing, risk and operations matters to our Board. This is the first year that Mr. Rivera has not attended at least 75% of meetings of the Board. Of the ten meetings of the Board held during 2014, Mr. Rivera attended seven. Of the three meetings of the Board that Mr. Rivera did not attend, two were extraordinary meetings to discuss potential strategic opportunities. No resolutions were adopted at these meetings. Mr. Rivera has advised the company that he was unable to attend one of these two extraordinary meetings by reason of illness. Therefore, Mr. Rivera attended seven of the nine Board meetings that occurred when he was not ill, which represents 78% of those meetings. Mr. Rivera has confirmed to the Board that he intends to attend at least 75% of all future Board meetings, assuming he is not unable to do so by reason of illness or family emergency.

Furthermore, as previously disclosed in our Proxy Statement, Mr. Rivera is one of the director nominees of Popular, Inc. (“Popular”), our largest shareholder, under the Stockholder Agreement, as amended, by and among the Company, Popular and the other stockholders party thereto. As a result, we are contractually obligated to nominate Mr. Rivera for election at the annual meeting.